News Release

Contact: Juan José Orellana Investor Relations 562-435-3666, ext. 111143	Laura Hart Public Relations 562-506-9208

MOLINA HEALTHCARE OF OHIO SELECTED TO PARTICIPATE
IN THE OHIO INTEGRATED CARE DELIVERY SYSTEM FOR DUAL ELIGIBLES

COLUMBUS, OHIO (August 27, 2012) – Molina Healthcare, Inc. (NYSE: MOH) today announced that its health plan subsidiary, Molina Healthcare of Ohio, Inc., has been chosen to participate in the Southwest (Cincinnati), West Central (Dayton), and Central (Columbus) markets under the Ohio Integrated Care Delivery System (ICDS).  The Ohio ICDS is intended to improve care coordination for individuals enrolled in both Medicaid and Medicare.  The selection of Molina Healthcare of Ohio was made by the Ohio Department of Jobs and Family Services (ODJFS) pursuant to the request for applications for qualified health plans to serve in the ICDS issued in April 2012.  The commencement of the ICDS is subject to the readiness review of the selected health plans, and the execution of three-way provider agreements between the health plans, ODJFS, and the Centers for Medicare and Medicaid Services (CMS). Enrollment of dual eligible members in the ICDS is expected to begin on April 1, 2013.

“Molina Healthcare is honored to be selected as one of the plans to manage the health care of this vulnerable population in Ohio,” said Amy Schultz Clubbs, president of Molina Healthcare of Ohio.  “Our experience coordinating care for at-risk individuals who are eligible for both Medicaid and Medicare in Ohio and across the country will allow us to improve health outcomes while helping reduce costs for the state of Ohio.”

Based in Columbus, Ohio, Molina Healthcare of Ohio has earned a “Commendable” accreditation status from the National Committee for Quality Assurance.  Molina Healthcare of Ohio is a 2012 recipient of the Columbus Business First Corporate Caring Award and recently received two Pinnacle Awards from the Ohio Association of Health Plans.

About Molina Healthcare, Inc.
Molina Healthcare, Inc. (NYSE: MOH), a FORTUNE 500 company, provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. Our licensed health plans in California, Florida, Michigan, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve more than 1.8 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida. More information about Molina Healthcare is available at www.molinahealthcare.com.

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